UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to ss.240.14a-12

                              RITE AID CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:
            ___________________________________________________________________

         2) Aggregate number of securities to which transaction applies:
            ___________________________________________________________________

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            ___________________________________________________________________

         4) Proposed maximum aggregate value of transaction:
            ___________________________________________________________________

         5) Total fee paid:
            ___________________________________________________________________

[_]      Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
            ___________________________________________________________________

         2) Form, Schedule or Registration Statement No.:
            ___________________________________________________________________

         3) Filing Party:
            ___________________________________________________________________

         4) Date Filed:
            ___________________________________________________________________

Filed by Rite Aid Corporation Pursuant to Rule 14a-6(b)
Under the Securities Exchange Act of 1934

         On December 21, 2006, Rite Aid Corporation issued the following press release announcing the company's financial results for its third quarter ended December 2, 2006.

INVESTORS:                                                     MEDIA:
Kevin Twomey                                                   Karen Rugen
717-731-6540                                                   717-730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

                    RITE AID ANNOUNCES THIRD QUARTER RESULTS

            REPORTS THIRD QUARTER NET LOSS OF $.01 PER DILUTED SHARE COMPARED TO NET LOSS OF $.02 PER DILUTED SHARE IN PRIOR YEAR

             REPORTS THIRD QUARTER ADJUSTED EBITDA OF $160.8 MILLION COMPARED TO ADJUSTED EBITDA OF $141.3 MILLION IN PRIOR YEAR

                          Confirms Fiscal 2007 Guidance

CAMP HILL, PA, December 21, 2006 - Rite Aid Corporation (NYSE: RAD) today announced financial results for its third quarter ended December 2, 2006.

Revenues for the 13-week third quarter were $4.32 billion versus revenues of $4.15 billion in the prior year third quarter. Revenues increased 4.2 percent.

Same store sales increased 3.4 percent during the third quarter as compared to the year-ago like period, consisting of a 4.3 percent increase in pharmacy same store sales and a 1.9 percent increase in front-end same store sales. The number of prescriptions filled in comparable drugstores increased 2.3 percent. Prescription sales accounted for 64.3 percent of total sales, and third party prescription sales represented 95.5 percent of pharmacy sales.

Net income for the third quarter was $1.1 million but a loss of $.01 per diluted share because of the negative impact of preferred stock dividends. This was an improvement over last year's third quarter net loss of $5.2 million or $.02 per diluted share. The improvement was primarily due to a $19.5 million increase in adjusted EBITDA (which is reconciled to net income (loss) on the attached table), partially offset primarily by a $4.7 million increase in depreciation and amortization expense.

Adjusted EBITDA was $160.8 million or 3.7 percent of revenues for the third quarter compared to $141.3 million or 3.4 percent of revenues for the like period last year. The $19.5 million increase was primarily the result of increased revenue and improvement in the ratio of expenses to revenue partially offset by a decrease in the gross margin rate.

                                    - MORE -

Rite Aid FY'07 Q3 Results Press Release - page 2


In the third quarter, the company opened 10 stores, relocated 13 stores, closed 3 stores and remodeled 4 stores. Stores in operation at the end of the quarter totaled 3,322.

"We are pleased with our third quarter. A strong increase in pharmacy sales and continued prescription count growth showed once again that our emphasis on customer satisfaction and increased operational focus on pharmacy are delivering results. Our team also continued to do a good job of controlling expenses," said Mary Sammons, president and chief executive officer. "At the same time we continued to improve our existing business, we also made tremendous progress on our plans for the smooth integration of the Brooks and Eckerd drugstore chains into Rite Aid."

On August 24, 2006, Rite Aid announced that it had entered into a definitive agreement to acquire approximately 1,850 Brooks and Eckerd drugstores and six distribution centers, primarily on the East Coast and in the Mid-Atlantic states, from The Jean Coutu Group. The transaction, which is subject to review under the Hart-Scott Rodino Act, Rite Aid stockholder approval and other customary closing conditions, is expected to close shortly after the end of Rite Aid's fourth quarter, which ends March 3, 2007.

Special Stockholder Meeting Set for January 18, 2007
----------------------------------------------------

Other events in the quarter included the company's announcement that the special meeting of Rite Aid stockholders in connection with the pending acquisition of the Brooks and Eckerd chains will be held January 18, 2007. Among the proposals to be voted on by stockholders is the issuance of 250 million shares of Rite Aid common stock to The Jean Coutu Group as part of the purchase price.

Also during the quarter the company announced that as expected it had received a request for additional information from the Federal Trade Commission (FTC) as part of its regulatory review of the pending acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Rite Aid said it is currently in the process of responding to what is commonly called the second request.

"This acquisition is a unique opportunity for Rite Aid and for our stockholders, and we encourage all that are eligible as of the record date to vote," Sammons said. "The acquisition will significantly expand the size of our company with good stores in attractive locations and give us the scale we need to compete more effectively. Greater scale will make Rite Aid better able to take advantage of the many opportunities for growth in our industry as well as better enable us to withstand both industry and competitive challenges to our business."

Company Confirms Fiscal 2007 Guidance
-------------------------------------

Rite Aid confirmed its fiscal 2007 guidance for sales, same store sales, net income (loss), adjusted EBITDA and capital expenditures. Sales are expected to be between $17.40 billion and $17.65 billion, with same store sales expected to improve 2 percent to 4 percent over fiscal 2006. Net income (loss) for fiscal 2007 is expected to be between a net loss of $5 million and net income of $40 million or a loss per diluted share of $.07 to net income per diluted share of $.02. Adjusted EBITDA (which is reconciled to net income (loss) on the attached table) is expected to be between $650 million and $725 million. Capital expenditures, excluding proceeds from sale and leaseback transactions, are expected to be between $450 million and $500 million. Proceeds from sale and leaseback transactions are expected to be between $50 million and $100 million.

                                    - MORE -

Rite Aid FY'07 Q3 Results Press Release - page 3


Conference Call Broadcast
-------------------------

Rite Aid will hold an analyst call at 10:30 a.m. Eastern time today with remarks by Rite Aid's management team. The call will be simulcast via the internet and can be accessed through the websites www.riteaid.com in the conference call section of investor information and www.StreetEvents.com. A playback of the call will be available on both sites starting at 2 p.m. Eastern Time today. A playback of the call will also be available by telephone for 48 hours beginning at 2 p.m. Eastern time today until 2 p.m. Eastern time on December 23. The playback number is 1-800-642-1687 from within the U.S. and Canada or 1-706-645-9291 from outside the U.S. and Canada with the seven-digit reservation number 4438396.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of $17.3 billion and more than 3,300 stores in 27 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements, access to capital, the ability of Rite Aid to consummate the transaction with Jean Coutu Group and realize the benefits of such transaction and our ability to assume the senior subordinated notes. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

See the 8-K furnished to the Securities and Exchange Commission on December 21, 2006 for definition, purpose and reconciliation of a non-GAAP financial measure referred to herein to the most comparable GAAP financial measure.

Additional Information and Where to Find It

Rite Aid has filed with the Securities and Exchange Commission a proxy statement in connection with the proposed transaction with the Jean Coutu Group. The proxy statement has been mailed to the stockholders of Rite Aid. STOCKHOLDERS OF RITE AID ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Such proxy statement and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or by contacting our Secretary, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011.

                                    - MORE -

Rite Aid FY'07 Q3 Results Press Release - page 4


Participants in the Solicitation

Rite Aid and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. The participants in such solicitation may include Rite Aid's executive officers and directors. Further information regarding persons who may be deemed participants is available in Rite Aid's proxy statement filed with the Securities and Exchange Commission in connection with the transaction.

                                      ###

[BALANCE SHEET]

                       RITE AID CORPORATION AND SUBSIDIARIES

                            CONSOLIDATED BALANCE SHEETS
                               (Dollars in thousands)
                                    (unaudited)

                                                                                  December 2, 2006         March 4, 2006
                                                                                  ---------------          -------------
                                     ASSETS
Current assets:
      Cash and cash equivalents                                                       $  148,397              $   76,067
      Accounts receivable, net                                                           321,821                 354,949
      Inventories, net                                                                 2,468,422               2,341,410
      Prepaid expenses and other current assets                                          113,248                 112,386
                                                                                       ---------               ---------
          Total current assets                                                         3,051,888               2,884,812
Property, plant and equipment, net                                                     1,697,347               1,717,022
Goodwill                                                                                 656,037                 656,037
Other intangibles, net                                                                   185,312                 193,228
Deferred tax assets                                                                    1,387,412               1,392,889
Other assets                                                                             154,221                 144,383
                                                                                      ----------              ----------
          Total assets                                                                $7,132,217              $6,988,371
                                                                                      ==========              ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Current maturities of convertible notes, long-term debt
       and lease financing obligations                                               $   197,603            $   584,196
      Accounts payable                                                                   923,796                862,192
      Accrued salaries, wages and other current liabilities                              715,496                696,936
                                                                                     -----------            -----------
          Total current liabilities                                                    1,836,895              2,143,324
Long-term debt, less current maturities                                                2,784,954              2,298,706
Lease financing obligations, less current maturities                                     164,653                168,544
Other noncurrent liabilities                                                             720,440                770,876
                                                                                     -----------            -----------
          Total liabilities                                                            5,506,942              5,381,450

Commitments and contingencies
Stockholders' equity:
      Preferred stock - Series E                                                         120,000                120,000
      Preferred stock - Series G                                                         127,683                121,207
      Preferred stock - Series H                                                         125,503                120,020
      Preferred stock - Series I                                                         116,415                116,074
      Common stock                                                                       532,331                527,667
      Additional paid-in capital                                                       3,104,658              3,114,997
      Accumulated deficit                                                             (2,477,294)            (2,489,023)
      Accumulated other comprehensive loss                                               (24,021)               (24,021)
                                                                                     -----------            -----------
          Total stockholders' equity                                                   1,625,275              1,606,921
                                                                                     -----------            -----------
          Total liabilities and stockholders' equity                                 $ 7,132,217            $ 6,988,371
                                                                                     ===========            ===========

[IS- 13 WEEKS]

                      RITE AID CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                                                  Thirteen Weeks         Thirteen Weeks
                                                                                       ended                 ended
                                                                                    December 2,           November 26,
                                                                                       2006                  2005
                                                                                 ---------------         --------------
Revenues                                                                            $ 4,320,208            $ 4,145,683
Costs and expenses:
      Cost of goods sold                                                              3,166,165              3,023,739
      Selling, general and administrative expenses                                    1,079,509              1,060,054
      Store closing and impairment charges                                                5,119                  2,652
      Interest expense                                                                   68,184                 66,909
      Gain on sale of assets and investments, net                                           (48)                (1,372)
                                                                                    -----------            -----------

                                                                                      4,318,929              4,151,982
                                                                                    -----------            -----------

Income (loss) before income taxes                                                         1,279                 (6,299)

Income tax expense (benefit)                                                                175                 (1,079)

                                                                                    -----------            -----------
      Net income (loss)                                                             $     1,104            $    (5,220)
                                                                                    ===========            ===========
Basic and diluted loss per share:

Numerator for loss per share:
      Net income (loss)                                                             $     1,104            $    (5,220)
      Accretion of redeemable preferred stock                                               (26)                   (26)
      Cumulative preferred stock dividends                                               (7,897)                (7,254)
                                                                                    -----------            -----------
      Loss attributable to common stockholders - basic and diluted                  $    (6,819)           $   (12,500)
                                                                                    ===========            ===========


Denominator:
      Basic and diluted weighted average shares                                         524,556                525,349

      Basic and diluted loss per share                                             $     (0.01)           $     (0.02)

[IS-39WEEKS]

                      RITE AID CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                                         Thirty-nine Weeks     Thirty-nine Weeks
                                                                         ended December 2,       ended November 26,
                                                                                2006                 2005
                                                                          ------------           ------------
Revenues                                                                  $ 12,945,650           $ 12,499,642
Costs and expenses:
      Cost of goods sold                                                     9,456,572              9,075,083
      Selling, general and administrative expenses                           3,247,208              3,150,392
      Store closing and impairment charges                                      24,153                 26,305
      Interest expense                                                         205,703                205,273
      Loss on debt modifications and retirements, net                               --                  9,186
      Gain on sale of assets and investments, net                               (1,403)                (3,865)
                                                                          ------------           ------------

                                                                            12,932,233             12,462,374
                                                                          ------------           ------------

Income before income taxes                                                      13,417                 37,268

Income tax expense                                                               1,688                 10,635

                                                                          ------------           ------------
      Net income                                                          $     11,729           $     26,633
                                                                          ============           ============

Basic and diluted loss per share:

Numerator for loss per share:
      Net income                                                          $     11,729           $     26,633
      Premium to redeem preferred stock                                             --                 (5,883)
      Accretion of redeemable preferred stock                                      (77)                   (77)
      Cumulative preferred stock dividends                                     (23,494)               (25,020)
                                                                          ------------           ------------
      Loss attributable to common stockholders - basic and diluted        $    (11,842)          $     (4,347)
                                                                          ============           ============


Denominator:
      Basic and diluted weighted average shares                                523,465                523,296

      Basic and diluted loss per share                                    $      (0.02)          $      (0.01)

[EBITDA-13 WEEKS]

                      RITE AID CORPORATION AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
             RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
                                 (In thousands)

                                                                                    Thirteen Weeks      Thirteen Weeks
                                                                                   ended December 2,    ended November
                                                                                          2006               26, 2005
                                                                                  -------------------   ----------------
Reconciliation of net income (loss) to adjusted EBITDA:
          Net income (loss)                                                             $       1,104      $      (5,220)
          Adjustments:
               Interest expense                                                                68,184             66,909
               Recurring income tax expense (benefit)                                             175             (1,079)
               Depreciation and amortization                                                   67,808             63,114
               LIFO charges (a)                                                                 8,946              7,612
               Store closing and impairment charges                                             5,119              2,652
               Stock-based compensation expense                                                 7,245              6,054
               Gain on sale of assets and investments, net                                        (48)            (1,372)
               Litigation settlements, net (b)                                                 (1,294)              (701)
               Legal and accounting expenses (c)                                                  448                 65
               Incremental acquisition costs (d)                                                  687                  -
               Closed store liquidation expense (e)                                             1,540              2,609
               Other                                                                              849                656
                                                                                  -------------------   -----------------
                        Adjusted EBITDA                                                $      160,763       $    141,299
                                                                                  ===================   =================
                        Percent of revenues                                                     3.72%              3.41%

          Notes:

               (a) Represents non-cash charges to value our inventories under the last-in first-out ("LIFO") method.

               (b)  Represents net impact of non-recurring litigation.

               (c) Charges consist primarily of fees paid for legal services related to defending against litigation related to prior management's business practices and to defend prior management.

               (d) Represents incremental costs related to the acquisition of Jean Coutu USA.

               (e) Represents costs to liquidate inventory at stores that are in the process of closing.

[EBITDA-39 WEEKS]


                      RITE AID CORPORATION AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                 RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                                 (In thousands)

                                                                                    Thirty-nine Weeks      Thirty-nine Weeks
                                                                                    ended December 2,        ended November
                                                                                          2006                 26, 2005
                                                                                    -----------------      -----------------
Reconciliation of net income to adjusted EBITDA:
          Net income                                                                   $       11,729          $     26,633
          Adjustments:
               Interest expense                                                               205,703               205,273
               Recurring income tax expense                                                     1,688                18,483
               Income tax benefit from favorable tax settlement                                     -               (7,848)
               Depreciation and amortization                                                  201,228               184,740
               LIFO charges (a)                                                                26,838                22,837
               Store closing and impairment charges                                            24,153                26,305
               Stock-based compensation expense                                                15,851                15,219
               Gain on sale of assets and investments, net                                    (1,403)               (3,865)
               Loss on debt modifications and retirements, net (b)                                  -                 9,186
               Litigation settlements, net (c)                                                (1,294)              (13,145)
               Legal and accounting expenses (d)                                                  750                 2,301
               Incremental acquisition costs (e)                                                  742                     -
               Closed store liquidation expense (f)                                             7,171                 6,213
               Other                                                                            2,721                 1,858
                                                                                    -----------------      -----------------
                        Adjusted EBITDA                                                $      495,877          $    494,190
                                                                                    =================      =================
                        Percent of revenues                                                     3.83%                 3.95%


          Notes:

               (a) Represents non-cash charges to value our inventories under the last-in first-out ("LIFO") method.

               (b) Represents loss related to debt modifications and retirements, net

               (c)  Represents net impact of non-recurring litigation.

               (d) Charges consist primarily of fees paid for legal services related to defending against litigation related to prior management's business practices and to defend prior management.

               (e) Represents incremental costs related to the acquisition of Jean Coutu USA.

               (f) Represents costs to liquidate inventory at stores that are in the process of closing.

[CASH FLOW-13 WEEKS]

                      RITE AID CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                  (unaudited)



                                                                                       Thirteen Weeks      Thirteen Weeks
                                                                                           ended               ended
                                                                                         December 2,         November 26,
                                                                                           2006                  2005
                                                                                       -------------       -------------
OPERATING ACTIVITIES:
Net income (loss)                                                                        $   1,104            $  (5,220)
Adjustments to reconcile to net cash provided by operating activities:
     Depreciation and amortization                                                          67,808               63,114
     Store closing and impairment charges                                                    5,119                2,652
     LIFO charges                                                                            8,946                7,612
     Gain on sale of assets and investments, net                                               (48)              (1,372)
     Stock-based compensation expense                                                        7,245                6,054
     Changes in deferred taxes                                                               1,068               (1,253)
     Changes in operating assets and liabilities:
         Net proceeds from accounts receivable securitization                               45,000               55,000
         Accounts receivable                                                               (14,165)             (26,303)
         Inventories                                                                       (53,074)            (130,109)
         Prepaid expenses and other current assets                                          (2,016)              (2,206)
         Other assets                                                                       (9,142)                 (95)
         Income taxes receivable/payable                                                    (1,255)                 375
         Accounts payable                                                                  (22,539)              47,511
         Other liabilities                                                                  10,754                7,112
                                                                                         ---------            ---------
             Net cash provided by operating activities                                      44,805               22,872
INVESTING ACTIVITIES:
     Expenditures for property, plant and equipment                                        (86,814)             (97,439)
     Intangible assets acquired                                                             (6,032)             (11,269)
     Proceeds from sale-leaseback transactions                                                 202               24,603
     Proceeds from dispositions of assets and investments                                    2,548                8,034
                                                                                         ---------            ---------
             Net cash used in investing activities                                         (90,096)             (76,071)
FINANCING ACTIVITIES:
     Net proceeds from revolver                                                            340,000              496,000
     Principal payments on bank credit facilities                                               --             (446,625)
     Proceeds from issuance of bank term debt                                              145,000                   --
     Principal payments on long-term debt                                                 (394,715)              (2,429)
     Change in zero balance cash accounts                                                   10,517               24,921
     Excess tax deduction on stock options                                                     323                   --
     Net proceeds from the issuance of common stock                                          1,795                1,380
     Net proceeds from the issuance of preferred stock                                          --                5,335
     Payments for preferred stock                                                           (3,845)              (3,458)
     Deferred financing costs                                                               (2,019)              (6,889)
                                                                                         ---------            ---------
             Net cash provided by financing activities                                      97,056               68,235
                                                                                         ---------            ---------
Increase in cash and cash equivalents                                                       51,765               15,036
Cash and cash equivalents, beginning of period                                              96,632               90,094
                                                                                         ---------            ---------
Cash and cash equivalents, end of period                                                 $ 148,397            $ 105,130
                                                                                         =========            =========

[CASH FLOW-39 WEEKS]

                      RITE AID CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                  (unaudited)


                                                                                      Thirty-nine           Thirty-nine
                                                                                      Weeks ended           Weeks ended
                                                                                      December 2,           November 26,
                                                                                          2006                  2005
                                                                                      -----------           ------------

OPERATING ACTIVITIES:
Net income                                                                               $  11,729            $  26,633
Adjustments to reconcile to net cash provided by operating activities:
     Depreciation and amortization                                                         201,228              184,740
     Store closing and impairment charges                                                   24,153               26,305
     LIFO charges                                                                           26,838               22,837
     Gain on sale of assets and investments, net                                            (1,403)              (3,865)
     Stock-based compensation expense                                                       15,851               15,219
     Loss on debt modifications and retirements, net                                            --                9,186
     Changes in deferred taxes                                                               5,302               13,582
     Changes in operating assets and liabilities:
         Net proceeds from accounts receivable securitization                               40,000              195,000
         Accounts receivable                                                                (6,871)             (20,247)
         Inventories                                                                      (153,850)            (198,405)
         Prepaid expenses and other current assets                                            (686)             (12,578)
         Other assets                                                                       (7,652)               3,793
         Income taxes receivable/payable                                                    (7,279)               1,018
         Accounts payable                                                                   54,343              111,363
         Other liabilities                                                                 (18,958)             (37,823)
                                                                                         ---------            ---------
             Net cash provided by operating activities                                     182,745              336,758
INVESTING ACTIVITIES:
     Expenditures for property, plant and equipment                                       (224,008)            (191,184)
     Intangible assets acquired                                                            (23,813)             (34,599)
     Proceeds from sale-leaseback transactions                                              31,682               72,505
     Proceeds from dispositions of assets and investments                                    7,714               21,096
                                                                                         ---------            ---------
             Net cash used in investing activities                                        (208,425)            (132,182)
FINANCING ACTIVITIES:
     Net proceeds from revolver                                                            341,000              530,000
     Principal payments on bank credit facilities                                               --             (448,875)
     Proceeds from issuance of bank term debt                                              145,000                   --
     Proceeds from financing secured by owned property                                      11,072                5,352
     Principal payments on long-term debt                                                 (399,885)            (336,437)
     Change in zero balance cash accounts                                                    9,642                5,251
     Excess tax deduction on stock options                                                     434                   --
     Net proceeds from the issuance of common stock                                          4,301                5,490
     Net proceeds from the issuance of preferred stock                                          --              116,885
     Payments for the redemption of preferred stock                                             --             (123,533)
     Payments for preferred stock dividends                                                (11,535)              (9,244)
     Deferred financing costs paid                                                          (2,019)              (7,156)
                                                                                         ---------            ---------
             Net cash provided by (used in) financing activities                            98,010             (262,267)
                                                                                         ---------            ---------
Increase (decrease) in cash and cash equivalents                                            72,330              (57,691)
Cash and cash equivalents, beginning of period                                              76,067              162,821
                                                                                         ---------            ---------
Cash and cash equivalents, end of period                                                 $ 148,397            $ 105,130
                                                                                         =========            =========

[GUIDANCE]

                     RITE AID CORPORATION AND SUBSIDIARIES
                           SUPPLEMENTAL INFORMATION
   RECONCILIATION OF NET (LOSS) INCOME GUIDANCE TO ADJUSTED EBITDA GUIDANCE
                                (In thousands)

                                                                                        Guidance Range
                                                                                --------------------------------
                                                                                      Low               High
                                                                                --------------------------------
                                                                                 Year Ending        Year Ending
                                                                                   March 3,          March 3,
                                                                                    2007               2007
                                                                                -------------      -------------

Reconciliation of net (loss) income to adjusted EBITDA:
Net (loss) income                                                                  $  (5,000)        $  40,000
Adjustments:
    Interest expense                                                                 280,000           280,000
    Income tax (benefit) expense, net                                                 (5,000)           15,000
    Depreciation and amortization                                                    275,000           275,000
    LIFO charge                                                                       30,000            35,000
    Store closing, liquidation, and impairment charges                                50,000            55,000
    Stock-based compensation expense                                                  25,000            25,000
                                                                                -------------      -------------
                Adjusted EBITDA                                                    $ 650,000         $ 725,000
                                                                                ============       =============

    Diluted (loss) income per share                                                $   (0.07)        $    0.02